Exhibit 99.1
                                                                    ------------

                             UNION COMMUNITY BANCORP
                        P.O. Box 151, 221 E. Main Street
                          Crawfordsville, Indiana 47933


                              For Immediate Release

Date:  October 20, 2003
Contact: Joseph E. Timmons, President
                  (765) 362-2400


                    UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville) - Union Community Bancorp (the "Company") (NASDAQ Symbol "UCBC"), the holding company of Union Federal Savings and Loan Association (the "Association"), announced earnings for the three and nine months ended September 30, 2003. For the three months ended September 30, 2003, the Company had net income of $668,000 compared to $699,000 the three months ended September 30, 2002. Basic and diluted earnings per share increased to $0.35 and $0.34 respectively for the three months ended September 30, 2003 compared to $0.31 for both basic and diluted for the 2002 period. The increase in earnings per share for the three month period was primarily due to the decrease in the average shares outstanding caused by the repurchase of common stock since the 2002 three month period. For the nine months ended September 30, 2003 net income was $1,864,000 compared to $2,239,000 for the 2002 nine month period. Basic and diluted earnings per share were $0.93 and $0.92 for the nine months ended September 30, 2003 compared to $1.00 for both basic and diluted for the 2002 nine- month period.

The decrease in net income for the three-month period ending September 30, 2003 compared to the September 30, 2002 period was due to a decrease in net interest income partially offset by a decrease in non-interest expenses. Amortization of purchase accounting adjustments reduced interest expense by $126,000 for the three months ended September 30, 2003 compared to a reduction of $276,000 for the 2002 three-month period. Interest rate spread decreased from 3.27% for the three-month period in 2002 to 3.11% for the 2003 three-month period. Noninterest income increased $65,000 to $132,000 for the three-month period ended September 30, 2003 compared to the three-months ended September 30, 2002 while noninterest expense decreased $205,000 to $1,165,000 for the same comparable periods.

The decrease in net income for the nine-month period was primarily attributable to a decrease in net interest income that resulted primarily due to amortization of purchase accounting adjustments which impacted interest expense during the 2002 and 2003 periods. Amortization of purchase accounting adjustments reduced interest expense by $377,000 for the 2003 nine-month period compared to $827,000 for the 2002 nine-month period. Also contributing to the decrease in net interest income was a decrease in interest rate spread from 3.34% for the nine-month period ending September 30, 2002 to 3.04% for the comparable 2003 nine-month period. Noninterest income increased from $192,000 for the nine-month period ending September 30, 2002 to $286,000 for the comparable 2003 nine-month period primarily due to the increase in cash value of bank owned life insurance. Noninterest expense decreased $283,000 for the comparable nine-month periods primarily due to a decrease in data processing expense of $379,000 partially offset by an increase in advertising expense of $68,000. The decrease in data processing expense was primarily due to a one-time $411,000 termination fee for data processing service charged to expense during the 2002 comparative period in connection with the acquisition of Montgomery Financial Corporation. Advertising expense has increased due to the implementation of an advertising program to promote the Association's products and services during 2003.

From December 31, 2002 to September 30, 2003, total assets decreased $1.7 million to $267.6 and net loans increased $5.4 million to $222.2 million. During the same time frame, deposits increased by $1.5 million to $191.7 million.
Shareholders' equity decreased $1.9 million to $35.3 million at September 30, 2003. During the nine-month period the Company repurchased 178,000 shares of common stock at a total cost of $3.0 million for an average cost of $16.85 per share.

The Company and Association are  headquartered in  Crawfordsville,  Indiana with
two  branch  offices  in   Crawfordsville   and  branch  offices  in  Covington,
Williamsport and Lafayette, Indiana.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company's investments and borrowers, changes in economic conditions in the Company's market area, changes in policies of regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                                      -END-

               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                   (Unaudited)

Balance Sheet Data:                                             September 30,     December 31,
                                                                    2003             2002
                                                                -------------     ------------
            Assets
    Cash                                                             $ 848            $ 993
    Interest-bearing demand deposits                                16,229           35,593
                                                                -------------     ------------
      Cash and cash equivalents                                     17,077           36,586
    Interest-bearing deposits                                          145              145
    Investment securities available for sale                         5,945              ---
    Investment securities held to maturity                             574            1,637
    Loans, net                                                     222,152          216,703
    Premises and equipment                                           4,502            3,239
    Federal Home Loan Bank stock                                     3,512            3,424
    Investment in limited partnership                                2,247              837
    Foreclosed assets and real estate held for development, net      1,320            1,607
    Goodwill                                                         2,393            2,297
    Other assets                                                     7,711            2,841
                                                                -------------     ------------
            Total assets                                          $267,578         $269,316
                                                                =============     ============

            Liabilities
    Deposits                                                      $191,681         $190,191
    Federal Home Loan Bank advances                                 37,869           39,752
    Note payable                                                       132              303
    Other liabilities                                                2,565            1,881
                                                                -------------     ------------
            Total liabilities                                      232,247          232,127
    Shareholders' equity                                            35,331           37,189
                                                                -------------     ------------
            Total liabilities and shareholders' equity            $267,578         $269,316
                                                                =============     ============

    Book value per common share                                     $16.82           $16.33
    Shares outstanding                                           2,100,000        2,278,000
    Average equity to average assets                                 13.20%           14.29%
    Allowance for loan losses to total loans                          0.52%            0.47%

                                                   Three Months Ended                Nine Months Ended
                                                      September 30,                     September 30,
                                                    2003             2002             2003             2002
                                                  --------         --------         --------         --------
Operating Data:
    Total interest and dividend income             $3,823           $4,465          $12,001          $13,744
    Total interest expense                          1,669            2,036            5,375            6,248
                                                  --------         --------         --------         --------
      Net interest income                           2,154            2,429            6,626            7,496
    Provision for loan losses                         119               30              178               90
                                                  --------         --------         --------         --------
      Net interest income after provision for
        loan losses                                 2,035            2,399            6,448            7,406
                                                  --------         --------         --------         --------
    Other income:
      Service charges on deposit accounts              37               44              108              116
      Equity in losses of limited partnership          --               (8)              10              (20)
      Gain on sale of securities available for sale    --               --               --                9
      Other                                            95               29              168               87
                                                  --------         --------         --------         --------
        Total other income                            132               65              286              192
                                                  --------         --------         --------         --------
    Other expenses:
      Salaries and employee benefits                  564              676            2,043            2,101
      Net occupancy expense                            73              148              220              248
      Equipment expense                                81               78              239              230
      Legal and professional fees                      67               73              241              182
      Data processing                                  94              128              298              677
      Other                                           286              267              861              747
                                                  --------         --------         --------         --------
        Total other expenses                        1,165            1,370            3,902            4,185
                                                  --------         --------         --------         --------
    Income before income taxes                      1,002            1,094            2,832            3,413
    Income taxes                                      334              395              968            1,174
                                                  --------         --------         --------         --------
      Net income                                    $ 668            $ 699          $ 1,864          $ 2,239
                                                  ========         ========         ========         ========


Other Data:
    Return on average assets                         0.99%            1.03%            0.90%            1.10%
    Return on average equity                         7.59%            7.19%            6.83%            7.60%
    Basic earnings per share                        $0.35            $0.31            $0.93            $1.00
    Diluted earnings per share                      $0.34            $0.31            $0.92            $1.00
    Cash dividends per common share                 $0.15            $0.14            $0.45            $0.37
